Exhibit 99.1

( BW)(CA-AMGEN)(AMGN) Amgen’s Fourth Quarter 2005 Adjusted Earnings Per Share Increased 29 Percent to 75 Cents; Full Year 2005 Adjusted Earnings Per Share Increased 33 Percent to $3.20

Business Editors

THOUSAND OAKS, Calif.—(BUSINESS WIRE)—Jan. 26, 2006—Amgen (NASDAQ:AMGN):

—	Fourth Quarter 2005 GAAP Earnings Per Share Increased to 66 Cents from 53 Cents; Full Year 2005 GAAP Earnings Per Share of $2.93

—	2006 Total Revenue Expected to be in the Range of $13.9 to $14.4 Billion

—	2006 Adjusted Earnings Per Share Expected to be In the Range of $3.55 to $3.70

—	Adjusted R&D Investment Expected to Grow 30 to 40 Percent in 2006

Amgen (NASDAQ:AMGN) reported adjusted earnings per share (EPS) of 75 cents for the fourth quarter of 2005, an increase of 29 percent compared to 58 cents during the fourth quarter of 2004. Adjusted net income rose 24 percent to $928 million compared to $749 million in the fourth quarter of 2004. Full year 2005 adjusted EPS were $3.20 versus $2.40 in 2004, a 33 percent increase. Full year 2005 adjusted net income was $4.0 billion versus $3.1 billion in 2004, a 28 percent increase.

Total revenue increased 12 percent during the fourth quarter of 2005 to $3.3 billion and 18 percent for the full year to $12.4 billion.

Adjusted EPS and adjusted net income for the three months and full years ended December 31, 2005 and 2004 exclude certain expenses related to the acquisitions of Immunex Corporation (Immunex) Tularik Inc. (Tularik) and certain other items. These expenses and other items are itemized on the reconciliation tables below.

On a reported basis and calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s EPS increased to 66 cents in the fourth quarter of 2005 from 53 cents in the same quarter last year. Net income was $824 million in the fourth quarter of 2005 versus $689 million in the fourth quarter of 2004. For the full year 2005, Amgen’s reported EPS increased 62 percent to $2.93 from $1.81 in 2004. Full year 2005 net income was $3.7 billion versus $2.4 billion in 2004, an increase of 55 percent. Full year 2004 GAAP results were impacted by the acquisition of Tularik, which included a $554 million charge related to acquired in-process research and development.

“2005 was another strong year for Amgen,” said Kevin Sharer, Amgen’s chairman and chief executive officer. “In addition to delivering financially, we achieved four major regulatory milestones and added six new molecules to our pipeline. We made significant progress in advancing our late stage pipeline. Also during the fourth quarter, we received positive data from a pivotal trial with panitumumab, which could potentially advance the treatment of colorectal cancer. This contributed to our strategic decision to acquire Abgenix,” concluded Sharer.

Product Sales Performance

During the fourth quarter, total product sales increased 14

percent to $3.2 billion from $2.8 billion in the fourth quarter of 2004. Sales in the U.S. totaled $2.6 billion, an increase of 13 percent versus the same quarter in 2004. International sales totaled $543 million versus $465 million during the comparable period in 2004. Changes in foreign exchange negatively impacted fourth quarter 2005 international sales by approximately $22 million. For the full year, total product sales were $12.0 billion in 2005 versus $10.0 billion in 2004, a 20 percent increase. Changes in foreign exchange added approximately $46 million to international sales for the full year 2005.

Worldwide sales of Aranesp(R) (darbepoetin alfa) increased 24 percent to $873 million in the fourth quarter of 2005 versus $705 million during the fourth quarter of 2004. This growth was principally driven by demand. U.S. Aranesp sales were $579 million versus $449 million in the prior year, with share gains and greater penetration in all major settings driving growth. International Aranesp sales were $294 million versus $256 million in the same quarter last year. Changes in foreign exchange negatively impacted fourth quarter 2005 sales by approximately $15 million. For the full year 2005, worldwide Aranesp sales were $3.3 billion versus $2.5 billion for 2004, an increase of 32 percent over the prior year’s sales, driven by share gains and market growth.

Sales of EPOGEN(R) (Epoetin alfa) during the fourth quarter were $626 million versus $697 million in the comparable period of 2004, a decrease of 10 percent. For the full year 2005, EPOGEN sales were $2.5 billion versus $2.6 billion for 2004, a decrease of six percent. Both the quarter and full year decreases reflect lower demand, unfavorable changes in wholesaler inventory levels and unfavorable revised estimates of dialysis demand (primarily spillover) for prior quarters. Demand was affected by conversion to Aranesp in the hospital dialysis setting and reflects higher sales incentives. This conversion to Aranesp is expected to stabilize by mid-2006. Demand for Epogen in the freestanding dialysis clinics remains consistent with patient population growth of 3-4 percent. Spillover is a result of the Company’s contractual relationship with Johnson & Johnson. (Please refer to the Company’s 2004 Form 10-K for a more detailed discussion of this relationship and a description of spillover). Epogen is expected to resume modest growth in 2006.

Combined worldwide sales of Neulasta(R) (pegfilgrastim) and NEUPOGEN(R) (Filgrastim), were $928 million in the fourth quarter of 2005 versus $778 million for the fourth quarter of 2004, an increase of 19 percent. Combined sales growth for Neulasta and NEUPOGEN was primarily driven by increased demand for Neulasta, which benefited from recently updated National Comprehensive Cancer Network (NCCN) guidelines recommending earlier use.

Combined sales of Neulasta and NEUPOGEN in the United States were $729 million in the fourth quarter of 2005 versus $598 million in the fourth quarter of 2004, an increase of 22 percent. Combined international sales increased 11 percent to $199 million in the fourth quarter of 2005 versus $180 million over the same quarter in the prior year. Changes in foreign exchange negatively impacted fourth quarter 2005 combined international sales by approximately $8 million. For the full year 2005, combined worldwide sales of Neulasta and NEUPOGEN were $3.5 billion versus $2.9 billion for the full year 2004, an increase of 20 percent. Neulasta sales in particular, benefited from a label extension based on new clinical data demonstrating the value of first cycle use in moderate risk chemotherapy regimens.

Sales of Enbrel(R) (etanercept) increased 19 percent during the fourth quarter to $674 million versus $567 million during the same period in 2004. For the full year 2005, ENBREL sales increased 35 percent to $2.6 billion versus $1.9 billion in 2004. Strong demand drove sales growth reflecting growth in both rheumatology and dermatology. ENBREL continues to maintain a leading position in the dermatology and rheumatology biologic marketplaces.

Operating Expense Analysis on an Adjusted Basis:

•	Cost of sales increased to $511 million in the fourth quarter of 2005 from $476 million during the fourth quarter of 2004. For the full year 2005, cost of sales totaled $2.0 billion versus $1.7 billion in 2004. Increases for the fourth quarter and full year were primarily driven by higher sales volumes.

•	Research and development (R&D) expenses totaled $658 million during the fourth quarter versus $608 million in the fourth quarter of 2004. For the full year 2005, R&D expenses were $2.3 billion compared to $2.0 billion in 2004. Fourth quarter and full year increases were primarily driven by staff-related expenses and key clinical trials, including the large-scale Phase 3 trials for denosumab, Amgen’s investigational therapy for bone loss. Full year staff-related expenses were also impacted by the acquisition of Tularik.

•	Selling, general and administrative (SG&A) expenses were $913 million in the fourth quarter versus $813 million for the same quarter of the prior year. For full year 2005, SG&A expenses totaled $2.8 billion compared to $2.5 billion in 2004. Increases for the fourth quarter and full year are a result of a higher level of profit sharing with Wyeth related to ENBREL sales growth. In addition, increases for the fourth quarter were also impacted by higher spending to support the Company’s key products.

Stock repurchases for the fourth quarter 2005 totaled $1.2 billion representing 14.8 million shares. Stock repurchases for the full year 2005 were $4.4 billion representing approximately 63.2 million shares. In December 2005, the Company’s board of directors authorized a new stock repurchase program of $5 billion. The Company currently has $1.5 billion remaining under its previous stock repurchase program.

In the fourth quarter of 2005, the Company repatriated approximately $500 million of foreign earnings pursuant to the American Jobs Creation Act of 2004. This was the maximum the Company could repatriate under the law, and had the effect of increasing GAAP tax expense by $43 million. The repatriation had no impact on the Company’s adjusted tax rate.

Capital expenditures for full year 2005 were approximately $900 million versus $1.3 billion in 2004. The Company expects capital expenditures to exceed $1 billion annually over the next few years, as it invests in new manufacturing facilities and expands R&D operations.

The Company’s cash and marketable securities were $5.3 billion at the end of 2005.

The company recently received FTC clearance for its proposed acquisition of Abgenix, Inc. (Abgenix), and closing is expected by late March/early April 2006.

2006 Guidance

The Company expects total revenue for 2006 to be in the range of $13.9 to $14.4 billion. The Company also expects adjusted R&D expense to increase by 30 to 40 percent, primarily due to an expected significant increase in clinical studies in 2006. Amgen initiated several large, late-stage clinical trials in 2005 that will continue in 2006, as well as additional trials that will begin enrollment in 2006. These include trials in denosumab in osteoporosis and metastatic bone disease, panitumumab and AMG 706 in several oncology indications, and landmark morbidity/mortality studies with Aranesp in patients with chronic kidney disease (CKD) and heart failure.

Amgen expects 2006 adjusted EPS in the range of $3.55 to $3.70. This guidance does not include the impact of stock option compensation expense, the dilutive impact of the proposed Abgenix acquisition, and certain expenses related to the acquisitions of Immunex and Tularik as well as the proposed acquisition of Abgenix. Amgen expects the impact of stock option compensation expense to be in the range of $0.12— $0.14 in 2006 compared to $ 0.19 for 2005. As the Company announced previously, the Abgenix acquisition could result in dilution of $0.05 to $0.10 for 2006 and 2007, and is expected to be accretive thereafter, assuming commercial success of panitumumab.

Fourth Quarter Product and Pipeline Highlights

The Company also highlighted research and development matters, including a pipeline overview, selected late-stage clinical programs (Aranesp, AMG 706, panitumumab, AMG 531, and denosumab), new clinical programs, and R&D investment strategy.

Aranesp: New Phase 3 data showing the potential benefits of Aranesp dosed every three weeks for chemotherapy-induced anemia were presented at the American Society of Hematology (ASH). The study revealed that Aranesp increased and maintained patient hemoglobin levels to the target level of greater than or equal to 11 grams per deciliter (g/dL) and reduced the need for red blood cell transfusions by almost half compared to placebo. A separate study demonstrated that 85 percent of chronic kidney disease patients not on dialysis who received Aranesp administered once monthly maintained hemoglobin levels of greater than or equal to 11 g/dL. These patients were previously receiving Aranesp dosed every other week.

Updated interim Phase 2 data for Aranesp in myelodysplastic syndrome was also presented at ASH suggesting a major response in anemic patients administered 500 mcg of Aranesp every three weeks.

Enbrel: New results for ENBREL were announced at the American College of Rheumatology Annual Scientific Meeting (ACR) showing that in a long-term blinded study in patients with rheumatoid arthritis, more than three quarters of patients treated with ENBREL plus methotrexate combination therapy experienced no progression of joint damage at three years.

Kepivance (palifermin): The Company announced that Kepivance received regulatory approval in the European Union to decrease the incidence, duration and severity of oral mucositis (mouth sores) in patients with hematologic (blood) cancers undergoing myeloablative therapy associated with a high incidence of severe oral mucositis and requiring autologous blood and bone marrow transplant.

Panitumumab: Top line Phase 3 trial results were announced during the quarter, showing that panitumumab met its primary endpoint of improving progression-free survival in patients with metastatic colorectal cancer who had failed standard chemotherapy. In this randomized trial involving 463 patients, those who received panitumumab every two weeks showed a 46 percent decrease in tumor progression rate versus those who received best supportive care alone (p less than 0.000000001). Based on this data, Amgen and Abgenix initiated a biologics license application (BLA) with the Food and Drug Administration (FDA). In addition, Amgen announced the acquisition of Abgenix, which would provide the Company with full ownership of panitumumab.

Denosumab (formerly known as AMG 162): Phase 2 trial results for denosumab in osteoporosis were presented at ACR. The data showed that twice-yearly subcutaneous injections of denosumab (60 mg) increased bone mineral density in the lumbar spine, total hip, distal 1/3 radius and total body compared to placebo at 24 months. In addition, topline Phase 2 results for denosumab in rheumatoid arthritis patients was disclosed at the company’s analyst meeting. The results indicated that when compared to placebo, denosumab decreased the proportion of patients whose joint erosion progressed as measured by MRI. Denosumab may also inhibit damage to cartilage as measured by CTX-II.

AMG 531: Interim long-term follow-up data were shown at ASH demonstrating that AMG 531 increases platelets in patients with immune thrombocytopenic purpura. Overall, 85 percent of patients in the study (29 of 34) achieved a platelet response, defined as doubling of the baseline platelet count and at least 50,000 platelets per microliter of blood.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2004, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible US legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole third party suppliers.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a broad and deep pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

EDITOR’S NOTE: An electronic version of this news release may be accessed via our Web site at www.amgen.com. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Media section of the Web site.

Amgen Inc.

Condensed Consolidated Statements of Operations and Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2005
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,168	$—		$3,168
Other revenues	103	—		103

Total revenues	3,271	—		3,271
Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	511	—		511
Research and development	661	(3	)(1)	658
Selling, general and administrative	911	2	(2)	913
Amortization of intangible assets	87	(87	)(3)	—

Total operating expenses	2,170	(88)		2,082
Operating income	1,101	88		1,189
Interest and other income, net	10	—		10

Income before income taxes	1,111	88		1,199
Provision for income taxes	287	(43	)(4)	271
		27	(11)

Net income	$824	$104		$928

Earnings per share:
Basic	$0.67			$0.76
Diluted (12)	$0.66			$0.75
Shares used in calculation of earnings per share:
Basic	1,229			1,229
Diluted (12)	1,243			1,243

	Three Months Ended December 31, 2004
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$2,778	$—		$2,778
Other revenues	131	—		131

Total revenues	2,909	—		2,909
Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	476	—		476
Research and development	617	(9	)(1)	608
Selling, general and administrative	816	(3	)(1)	813
Amortization of intangible assets	81	(81	)(3)	—

Total operating expenses	1,990	(93)		1,897
Operating income	919	93		1,012
Interest and other income, net	1	—		1

Income before income taxes	920	93		1,013
Provision for income taxes	231	33	(11)	264

Net income	$689	$60		$749

Earnings per share:
Basic	$0.55			$0.59
Diluted (12)	$0.53			$0.58
Shares used in calculation of earnings per share:
Basic	1,263			1,263
Diluted (12)	1,310			1,310

(1) - (12) See explanatory notes

Amgen Inc.

Condensed Consolidated Statements of Operations and Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Year Ended December 31, 2005
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$12,022	$—		$12,022
Other revenues	408	—		408

Total revenues	12,430	—		12,430
Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	2,082	(47	)(5)	2,035
Research and development	2,314	(12	)(1)	2,302
Selling, general and administrative	2,790	2	(2)	2,792
Write-off of acquired in-process R&D	—	—		—
Amortization of intangible assets	347	(347	)(3)	—
Legal settlements	49	(49	)(6)	—

Total operating expenses	7,582	(453)		7,129
Operating income	4,848	453		5,301
Interest and other income, net	20	(20	)(7)	20
		20	(8)

Income before income taxes	4,868	453		5,321
Provision for income taxes	1,194	(43	)(4)	1,298
		147	(11)

Net income	$3,674	$349		$4,023

Earnings per share:
Basic	$2.97			$3.25
Diluted (12)	$2.93			$3.20
Shares used in calculation of earnings per share:
Basic	1,236			1,236
Diluted (12)	1,258			1,258

	Year Ended December 31, 2004
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$9,977	$—		$9,977
Other revenues	573	—		573

Total revenues	10,550	—		10,550
Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	1,731	(2	)(9)	1,729
Research and development	2,028	(16	)(1)	1,996
		(16	)(9)
Selling, general and administrative	2,556	(11	)(1)	2,548
		(8	)(9)
		11	(2)
Write-off of acquired in-process R&D	554	(554	)(10)	—
Amortization of intangible assets	333	(333	)(3)	—
Legal settlements	—	—		—

Total operating expenses	7,202	(929)		6,273
Operating income	3,348	929		4,277
Interest and other income, net	47	—		47

Income before income taxes	3,395	929		4,324
Provision for income taxes	1,032	144	(11)	1,176

Net income	$2,363	$785		$3,148

Earnings per share:
Basic	$1.86			$2.48
Diluted (12)	$1.81			$2.40
Shares used in calculation of earnings per share:
Basic	1,271			1,271
Diluted (12)	1,320			1,320

(1) - (12) See explanatory notes

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(1)	To exclude the incremental compensation provided to certain Tularik Inc. (“Tularik”) employees principally related to non-cash compensation expense associated with stock options assumed in connection with the acquisition and amounts payable under the Tularik short-term retention plan. The total estimated remaining costs of such incremental compensation is approximately $15 million, pre-tax.

(2)	To exclude the impact to the Company of its share of the third-party reimbursements received by Kirin-Amgen, Inc. related to the Genentech, Inc. (“Genentech”) legal settlement in August 2003.

(3)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily Enbrel(R), related to the Immunex Corporation (“Immunex”) acquisition. The annual non-cash charge is currently estimated to be approximately $347 million, pre-tax.

(4)	To exclude the tax liability incurred as a result of repatriating certain foreign earnings under the American Jobs Creation Act of 2004.

(5)	To exclude the impact of writing off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(6)	To exclude the impact of legal settlements incurred, net of amounts previously accrued, primarily related to settling a patent legal proceeding.

(7)	To exclude the net gain realized on the termination of a manufacturing agreement with Genentech for the production of ENBREL at Genentech’s manufacturing facility in San Francisco, California.

(8)	To exclude the pro rata portion of the debt issuance costs that were immediately charged to interest expense, as a result of certain holders of the convertible notes exercising their March 1, 2005 put option and the related convertible notes being repaid in cash.

(9)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan. All amounts have been incurred under this plan.

(10)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the Tularik acquisition.

(11)	To reflect the tax effect of the above adjustments, except for the tax liability incurred as a result of repatriating certain foreign earnings (see (4) above), the write-off of the cost of a semi-completed manufacturing asset (see (5) above), and the write-off of acquired in-process R&D (see (10) above).

(12)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share (EPS) computed under the treasury stock and the “if-converted” methods:

	Three Months Ended December 31, 2005				Three Months Ended December 31, 2004
	GAAP		“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$824		$928		$689	$749
Adjustment for interest expense on convertible notes, net of tax	—	(A)	—	(A)	6	6

Net income for diluted EPS, after assumed conversion of convertible notes	$824		$928		$695	$755

Shares (Denominator):
Weighted-average shares for basic EPS	1,229		1,229		1,263	1,263
Effect of dilutive securities	14		14		12	12
Effect of convertible notes, after assumed conversion	—	(A)	—	(A)	35	35

Weighted-average shares for diluted EPS	1,243		1,243		1,310	1,310

Diluted earnings per share	$0.66		$0.75		$0.53	$0.58

	Year Ended December 31, 2005				Year Ended December 31, 2004
	GAAP		“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$3,674		$4,023		$2,363	$3,148
Adjustment for interest expense on convertible notes, net of tax	6	(A)	6	(A)	21	21

Net income for diluted EPS, after assumed conversion of convertible notes	$3,680		$4,029		$2,384	$3,169

Shares (Denominator):
Weighted-average shares for basic EPS	1,236		1,236		1,271	1,271
Effect of dilutive securities	12		12		14	14
Effect of convertible notes, after assumed conversion	10	(A)	10	(A)	35	35

Weighted-average shares for diluted EPS	1,258		1,258		1,320	1,320

Diluted earnings per share	$2.93		$3.20		$1.81	$2.40

(A)	On May 6, 2005 and August 17, 2005, in connection with an exchange offer, we modified the terms of approximately 99 percent of our convertible notes then outstanding (the “Modified Convertible Notes”). As a result of certain of these modifications, if converted, the Modified Convertible Notes would be settled in 1) cash equal to the lesser of the accreted value of the Modified Convertible Notes at the conversion date or the conversion value, as defined, and 2) shares of common stock, if any, to the extent the conversion value exceeds the accreted value. Accordingly, the Modified Convertible Notes do not impact diluted earnings per share under the “if-converted” method but rather, they impact diluted earnings per share under the treasury stock method, and only to the extent that the conversion value exceeds the accreted value during any reporting period, requiring such difference, if any, to be potentially settled in shares of common stock.

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Aranesp(R) - U.S.	$579	$449	$2,104	$1,533
Aranesp(R) - International	294	256	1,169	940
EPOGEN(R) - U.S.	626	697	2,455	2,601
Neulasta(R) - U.S.	519	394	1,900	1,476
NEUPOGEN(R) - U.S.	210	204	805	778
Neulasta(R) - International	104	75	388	264
NEUPOGEN(R) - International	95	105	411	397
Enbrel(R) - U.S.	645	545	2,470	1,827
Enbrel(R) - International	29	22	103	73
Sensipar(R) - U.S.	37	18	122	36
Sensipar(R) - International	14	1	35	1
Other product sales - U.S.	9	6	36	28
Other product sales - International	7	6	24	23

Total product sales	$3,168	$2,778	$12,022	$9,977

U.S.	$2,625	$2,313	$9,892	$8,279
International	543	465	2,130	1,698

	$3,168	$2,778	$12,022	$9,977

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	December 31, 2005		December 31, 2004
Assets
Current assets:
Cash and marketable securities	$5,255		$5,808
Trade receivables, net	1,769		1,461
Inventories	1,258		888
Other current assets	953		1,013

Total current assets	9,235		9,170
Property, plant, and equipment, net	5,038		4,712
Intangible assets, net	3,742		4,033
Goodwill	10,495		10,525
Other assets	787		781

Total assets	$29,297		$29,221

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,595		$2,984
Convertible notes	1,759	(2)	1,173	(1)

Total current liabilities	5,354		4,157
Deferred tax liabilities	1,163		1,294
Convertible notes	—		1,739	(2)
Other long-term debt	2,198		2,198
Other non-current liabilities	131		128
Stockholders’ equity	20,451		19,705

Total liabilities and stockholders’ equity	$29,297		$29,221

Shares outstanding	1,224		1,260

(1)	On March 2, 2005, as a result of certain holders of the Convertible notes exercising their March 1, 2005 put option, the Company repurchased $1,175 million, or approximately 40 percent, of the outstanding Convertible notes at their then-accreted value for cash. Accordingly, the Convertible notes repurchased were classified as current liabilities at December 31, 2004.
(2)	Holders of the remaining outstanding Convertible notes may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2006 at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of December 31, 2005, the Convertible notes have been classified as current liabilities.

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP Earnings Per Share Guidance for the Year Ended December 31, 2006

2006
“Adjusted” earnings per share guidance	$3.55 - $3.70
Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets(1)	(0.18)
Tularik merger related incremental compensation(2)	(0.01)
Stock option compensation(3)	—
Write-off of Abgenix acquired in-process R&D and other merger-related expenses(4)	—

GAAP earnings per share guidance	$3.36 - $3.51

Note: The guidance for both “Adjusted” earnings per share and GAAP earnings per share does not include dilution of $0.05-$0.10 from the proposed acquisition of Abgenix, Inc. (“Abgenix”)

(1)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily Enbrel(R), related to the Immunex acquisition. The total 2006 annual non-cash charge is currently estimated to be approximately $347 million, pre-tax.

(2)	To exclude the incremental compensation provided to certain Tularik employees principally related to non-cash compensation expense associated with stock options assumed in connection with the acquisition and amounts payable under the Tularik short-term retention plan.
(3)	To exclude the estimated stock option compensation expense associated with Amgen’s adoption of Statement of Financial Accounting Standard No. 123R “Share-Based Payment” on January 1, 2006. The total 2006 stock option compensation expense is currently estimated to be approximately $210-$250 million, pre-tax, or approximately $0.12-$0.14 dilution to GAAP earnings per share. As the final amount of such expense has not yet been determined, no adjustment is reflected above.
(4)	In connection with the proposed acquisition of Abgenix, Amgen will incur a one-time expense associated with writing off acquired in-process research and development. In addition, Amgen will incur other merger-related expenses. As the final amount of such expenses has not yet been determined, no adjustment is reflected above.

Amgen Inc.

Reconciliation of “Adjusted” Research and Development Expense Guidance to GAAP Research and Development Expense Guidance for the Year Ended

December 31, 2006

(In millions)

2006
“Adjusted” research and development expense guidance	$2,993 - $3,223
Known adjustments to arrive at GAAP earnings:
Tularik merger related expenses (acquired August 2004)	12
Abgenix merger related expenses (proposed acquisition) (1)	—
Stock option compensation (2)	—

GAAP research and development expense guidance	$3,005 - $3,235

Note: The guidance for both “Adjusted” and GAAP research and development expense excludes a one-time expense associated with writing off acquired in-process research and development to be incurred in connection with the proposed acquisition of Abgenix. The amount of such expense has not yet been determined. For GAAP reporting purposes, charges relating to acquired in-process research and development are reported separately from research and development expense on the consolidated statements of operations.

(1)	In connection with the proposed acquisition of Abgenix, Amgen will incur research and development merger-related expenses. As the final amounts of such expenses have not yet been determined, no adjustment is reflected above.

(2)	In connection with Amgen’s adoption of Statement of Financial Accounting Standard No. 123R “Share-Based Payment” on January 1, 2006, Amgen will expense stock option compensation. As the final amount of such expense has not yet been determined, no adjustment is reflected above.

—30—AMP/la*

CONTACT:	Amgen, Thousand Oaks
Mary Klem, 805/447-4587 (media)
Arvind Sood, 805/447-1060 (investors)

SOURCE:	Amgen Inc.